Exhibit 16

                         BUTCH GRUBB-CPA
                        805 NORTH MAIN ST.
                         LONDON, KY 40741


                         February 3, 2005

Miller Petroleum, Inc.
3651 Baker Highway
Huntsville, Tennessee 37756


To Whom It May Concern:

I agree with the disclosures made and consent to the change in auditors.

Sincerely,

/s/Butch Grubb-CPA
Butch Grubb CPA